EXHIBIT 99.1

Investor Contact: Jason Plagman VP, Investor Relations investorinfo@orasure.com	Media Contact: Amy Koch Director, Corporate Communications media@orasure.com

OraSure Announces $40 Million Stock Repurchase Program

BETHLEHEM, PA, March 24, 2025 (GLOBE NEWSWIRE) -- OraSure Technologies, Inc. (the “Company”) (NASDAQ: OSUR), a leader in point-of-need and home diagnostic tests and sample management solutions, today announced that its Board of Directors has authorized the repurchase of up to $40 million of its common stock over the next twenty-four months, which will be funded from cash on hand.

The Company may repurchase the shares through various methods in compliance with applicable state and federal securities laws. The amount and timing of share repurchases will be determined by Management at its discretion. The repurchase program may be modified, suspended, or discontinued at any time at the Company’s discretion without prior notice.

About OraSure Technologies, Inc.
OraSure Technologies, Inc. (“OraSure”) transforms health through actionable insight and powers the shift that connects people to healthcare wherever they are. OraSure improves access, quality, and value of healthcare with innovation in effortless tests and sample management solutions. OraSure, together with its wholly-owned subsidiaries, DNA Genotek Inc. and Sherlock Biosciences, Inc., is a leader in the development, manufacture, and distribution of rapid diagnostic tests and sample collection and stabilization devices designed to discover and detect critical medical conditions. OraSure’s portfolio of products is sold globally to clinical laboratories, hospitals, physician’s offices, clinics, public health and community-based organizations, research institutions, government agencies, pharmaceutical companies, and direct to consumers. For more information on OraSure, please visit www.orasure.com.

Forward Looking Statements
This Press Release contains certain “forward-looking statements” within the meaning of the Federal securities laws, including with respect to the Stock Repurchase Plan and the factors that will impact the amount and timing of purchases, if any, thereunder. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to, changes in price and volume and the volatility of the Common Stock and the other risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as updated by the Company’s subsequent filings with the SEC. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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